Exhibit 10.9
EXECUTION VERSION
LICENSE AGREEMENT
BY AND BETWEEN
OSTEOLOGIX LIMITED
AND
LES LABORATOIRES SERVIER
AND
INSTITUT DE RECHERCHES INTERNATIONALES SERVIER
July 30, 2010
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TABLE OF CONTENTS
EXECUTION VERSION
SUMMARY

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LICENSE AGREEMENT
THIS LICENSE AGREEMENT (the “Agreement”) is made effective as of July 30, 2010 (the “Effective Date”) by and between OSTEOLOGIX Limited, a private company organized under the laws of the Republic of Ireland, having offices at                     , (“OSTEOLOGIX”), and Les Laboratoires SERVIER, a company organized under the laws of France, having offices at 22 rue Garnier, 92200 Neuilly sur Seine Cedex, France and Institut de Recherches Internationales SERVIER, a company organized under the laws of France, having offices at 6, Place des Pléiades, 92415 Courbevoie (hereinafter collectively referred to as “SERVIER”). OSTEOLOGIX and SERVIER are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, OSTEOLOGIX owns or has rights under certain patents, patent applications, other valuable technology and know-how relating to strontium salts and combinations with strontium, and may develop or acquire additional related rights;
WHEREAS, SERVIER is a global company devoted to discovering, developing, manufacturing and marketing human pharmaceutical products;
WHEREAS, SERVIER desires to further research, develop, register and commercialize any pharmaceutical specialty (i.e., as “specialty” is used in this Agreement, a pharmaceutical preparation) containing strontium malonate [***], and OSTEOLOGIX desires to have such specialties developed, registered and commercialized in the Territory, in accordance with this Agreement;
WHEREAS, SERVIER desires to obtain from OSTEOLOGIX certain exclusive rights and licenses for the research, development and commercialization of pharmaceutical specialty(ies) containing strontium malonate [***] and OSTEOLOGIX is willing to grant to SERVIER such rights and licenses on the terms and conditions set forth below;
In consideration of the premises and of the mutual covenants and obligations set forth herein, the Parties hereby agree as set out below.

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ARTICLE 1
DEFINITIONS
The following capitalized terms shall have the following meanings:
1.1 “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with SERVIER or OSTEOLOGIX. For purposes of this definition, “control” means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. [***]
1.2 “Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
1.3 “Applicable Laws” means all laws, statutes, ordinances, codes, rules and regulations that have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.
1.4 “Approval Application” means any application necessary and appropriate to obtain a Regulatory Approval, together with all required documents, data and information concerning any Licensed Product or Combination Product that is the subject of such application.
1.5 “Business Day” means any day (other than Saturday, Sunday or federal or state legal holiday) on which banking institutions are open for business in Dublin, Ireland and Paris, France.
1.6 “Calendar Quarter” means for each calendar year, each of the three month periods ending March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of such Calendar Quarter as set forth above; and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement, and in the case of each of (a) and (b), applicable payments shall be prorated for partial Calendar Quarters.

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1.7 “Combination Product” means a product, Covered by a Valid Claim, that contains a Compound and one or more active principle.
1.8 “Compound(s)” means [***], Covered by a Valid Claim under the OSTEOLOGIX Patent Rights in any country in the Territory on the Effective Date or thereafter. [***]
1.9 “Confidential Information” shall have the meaning set forth in Article 6.1 (Confidentiality; Exceptions).
1.10 “Control” means, with respect to item, intellectual property, or other information, that the Party named as having Control (or an Affiliate controlled by such Party) owns such item, intellectual property, or other information, or otherwise possesses the ability to grant a license or sublicense under such intellectual property as granted herein without violating the terms of any agreement or other arrangement with a Third Party.
1.11 “Cover” means, when used with reference to a Patent Right in relation to any compound or product, that the use, development, manufacture, import, marketing, distribution, sale or offer for sale, or other exploitation of the compound or product would infringe a Valid Claim of a Patent Right in the absence of the license under such Patent Right granted herein. For avoidance of doubt, for purposes of this definition, a Valid Claim that is part of a pending application (rather than an issued patent) shall be treated as if such Valid Claim were part of an issued patent.
1.12 “Data” means all non-clinical data, clinical data, CMC data, clinical pharmacology data, research data and all regulatory documentation and filings and Regulatory Approvals submitted or obtained in or outside the Territory together with its supporting data and regulatory correspondence and rights to reference the same, in each case pertaining to any Compound, Licensed Product, and/or Combination Product which are Controlled by each Party at any time during the Term of this Agreement. [***]
1.13 “Disclosing Party” shall have the meaning set forth in Article 6.1 (Confidentiality; Exceptions).
1.14 “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.
1.15 “EMA” means the European Medicines Agency, and any successor thereto.

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1.16 “Field” means [***]
1.17 “First Commercial Sale” means [***]
1.18 “Generic Competitor” means, with respect to any Licensed Product in a country, [***]
1.19 “Government Authority” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body, or any other entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of a government with jurisdiction over the applicable matter.
1.20 “Improvement(s)” means [***] Unless otherwise provided herein, ownership of Improvements (whether patentable or not) shall be determined according to the laws of inventorship where the invention takes place. [***]
1.21 “Infringement” shall have the meaning set forth in Article 5.4.1 (Notice).
1.22 “Inspected Party” shall have the meaning set forth in Article 2.8 (Regulatory Inspections).
1.23 “Know-How” means information, data (including Data) and proprietary rights of any type whatsoever (other than Patent Rights and trademarks) in any tangible or intangible form whatsoever, including, without limitation, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data and other similar information.
1.24 “Licensed Product(s)” means any pharmaceutical preparation in final form for commercial sale licensed to SERVIER under this Agreement, that contains a Compound and has received Regulatory Approval in any country of the Territory (if Regulatory Approval is required for sale of such pharmaceutical preparation).
1.25 “Losses” shall have the meaning set forth in Article 8.1 (Indemnification by SERVIER).
1.26 “MAA” shall mean a marketing authorization application filed with the EMA pursuant to the centralized approval procedure in Europe or to national approval procedure with the applicable Governmental Authority of a country of the Territory outside the European Union.

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1.27 “MHLW” means the Ministry of Health, Labor and Welfare, otherwise referred to as “Koseisho,” or any successor thereto, which governs the review of human pharmaceutical products in Japan.
1.28 “Net Sales”: [***] means [***]
[***]
[***]
“Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Licensed Product in a country as part of a clinical trial to be performed in order to seek Regulatory Approval from the applicable Regulatory Authority.
In the event that a Compound or Licensed Product is sold as part of a Combination Product (for purposes of this definition, in which an active principle therein in addition to the Compound is covered by a claim of an issued or pending (for less than [***] years) Patent in the country of sale, which claim has not been judged to be invalid or unenforceable (each of the Compound and such other active principle, a “Patented Component”), Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean [***]
[***]
[***]
1.29 “OSTEOLOGIX” shall have the meaning set forth in the first paragraph of this Agreement.
1.30 “OSTEOLOGIX Know-How” means Know-How Controlled as of the Effective Date or thereafter during the Term by OSTEOLOGIX that is necessary or useful to manufacture, have manufactured, use, sell, have sold, import and export Licensed Products and/or Combination Products in the Territory.
1.31 “OSTEOLOGIX IP” shall comprise OSTEOLOGIX Know-How and OSTEOLOGIX Patent Rights.

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1.32 “OSTEOLOGIX Patent Rights” means any Patent Right Controlled by OSTEOLOGIX as of the Effective Date or thereafter during the Term necessary or useful to develop, manufacture, have manufactured, use, have used, sell, have sold, import and export Licensed Products and/or Combination Products, including but not limited to the Patent Rights listed in Exhibits A and B.
1.33 “Party” or “Parties” shall have the meaning set forth in the first paragraph of this Agreement.
1.34 “Patents” means all patents and patent applications, and all continuing and divisional patent applications, continuations-in-part and reissue applications claiming priority, indirectly and directly, to such applications, and all patents issuing therefrom in the relevant territory as well as any patent term extensions.
1.35 “Patent Costs” means [***]
1.36 “Patent Rights” means (a) patent applications and patents Controlled by a Party at any time during the Term relating to the Compounds, Licensed Products, and/or Combination Products, including without limitation patent applications and patents with respect to such Party’s Improvements; (b) all divisional, continuation, continuation-in-part or substitute applications which claim priority from any of the patent applications within (a) above; (c) all patents that may issue on any of the patent applications within (a) or (b) above; (d) all extensions, re-examinations, or reissues of patents within (a) or (c) above. [***]
1.37 “Person” means any person or legal entity.
1.38 Prior CDA” means the Non-Disclosure Agreement between Les Laboratoires SERVIER and OSTEOLOGIX dated February 3rd, 2010.
1.39 “Reasonable Efforts” means, with respect to the efforts to be expended by a Party hereunder, [***]
1.40 “Receiving Party” shall have the meaning set forth in Article 6.1 (Confidentiality; Exceptions).
1.41 “Regulatory Approval” means, with respect to a nation or, where applicable, a multinational jurisdiction, any approvals, licenses, registrations or authorizations necessary for the manufacture, marketing and sale of a Licensed Product and/or a Combination Product in such nation or such jurisdiction, including with limitation any MAA.

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1.42 “Regulatory Authority” means a Government Authority that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a pharmaceutical product in any country, including without limitation the MHLW.
1.43 “Responsible Executive” means [***] of OSTEOLOGIX or [***] of SERVIER, or an executive officer of a Party designated by such Party with authority to bind such Party.
1.44 “SERVIER” shall have the meaning set forth in the first paragraph of this Agreement.
1.45 “SERVIER IP” shall comprise SERVIER Know-How and SERVIER Patent Rights.
1.46 “SERVIER Know-How” means Know-How Controlled as of the Effective Date or thereafter during the Term by SERVIER and that is used by SERVIER to manufacture, have manufactured, use, sell, have sold, import and export Licensed Products and/or Combination Products in the Territory [***].
1.47 “SERVIER Patent Rights” means any Patent Right Controlled by SERVIER as of the Effective Date or thereafter during the Term and that is used by SERVIER to develop, manufacture, have manufactured, use, have used, sell, have sold, import and export Licensed Products and/or Combination Products [***].
1.48 “Sublicensee” means with respect to a particular Licensed Product and/or Combination Product, a Third Party to whom a Party has granted directly or indirectly (i) a license to make and sell such Licensed Product and/or Combination Product, or (ii) a right or license to market, promote or distribute such Licensed Product and/or Combination Product.
1.49 “Term” shall have the meaning set forth in Article 9.1.1 (Expiration).
1.50 “Territory” means all territories and countries throughout the world, except the United States and its territories and possessions [***].

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1.51 “Third Party” means any Person other than OSTEOLOGIX or SERVIER or their respective Affiliates.
1.52 “Valid Claim” means [***]
ARTICLE 2
DEVELOPMENT, REGISTRATION, SUPPLY AND COMMERCIALIZATION
2.1 Development
Subject to the terms and conditions of this Agreement, SERVIER shall be responsible[***] to conduct the development of the Compound(s) in the Field in the Territory, [***] as may be necessary to register the Licensed Products and/or any Combination Products in the Territory.
During the first [***] years following the Effective Date, SERVIER will provide [***] reports to OSTEOLOGIX: [***]
After the first [***] years following the Effective Date, SERVIER will provide annual reports to the OSTEOLOGIX: [***]
[***]
During the first [***] years following the Effective Date, OSTEOLOGIX will provide biannual reports (on October 1 and April 1) to SERVIER setting forth its plan for development in the next twelve (12) months covering the clinical trials to be commenced, and Regulatory Approvals planned for filing (and covering all such activities conducted or planned by OSTEOLOGIX’s Affiliates and Sublicensees as if such activities were conducted or planned by such Party). After the first [***] years, OSTEOLOGIX will provide annual reports (on October 1) to SERVIER setting forth its plan for development in the next twelve (12) months covering the clinical trials to be commenced, and Regulatory Approvals planned for filing (and covering all such activities conducted or planned by OSTEOLOGIX’s Affiliates and Sublicensees as if such activities were conducted or planned by such Party).
Upon either Party’s reasonable request, but no more often than [***] per year, the Parties shall meet to discuss their development strategies and outcomes. Such meetings may be in person or via telephone or video conference or other mutually agreeable means. Each Party shall decide who will attend such meeting on its side and send a list of participant(s) to the other Party at least two weeks in advance. Each Party shall bear its own personnel and travel costs and expenses relating to such meetings.

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2.2 Exchange of Data
Promptly after the Effective Date OSTEOLOGIX shall provide to SERVIER all Data from any and all clinical trials, non-clinical studies, and CMC studies of the Compounds that are completed as of the Effective Date. During the term of this Agreement, each Party shall provide to the other Party all Data to the extent Controlled by such Party, in a timely fashion and as promptly as possible for use by such other Party in accordance with this Article 2.2 (Exchange of Data). SERVIER will only use and disclose to Third Parties the Data provided by OSTEOLOGIX as may be necessary or useful for development, manufacture, registration, promotion, distribution and commercialization of Licensed Products (and/or Combination Products) in the Territory; and in accordance with Article 6 (Confidentiality) or as may otherwise be agreed by OSTEOLOGIX and SERVIER. SERVIER may not use any Data (or permit any Third Party to use Data) provided by OSTEOLOGIX outside the Territory, nor for any products other than the Licensed Products (and/or Combination Products). OSTEOLOGIX shall only use or disclose to Third Parties the Data provided by SERVIER as is reasonably necessary or useful for purposes of the activities described in Article 2.6 (Pharmacovigilance; Exchange of Safety Information and Quality Issues), for purposes of complying with Applicable Laws and for legally required communications with Regulatory Authorities (including without limitation provision of safety updates to the U.S. Food and Drug Administration (“FDA”)) and, [***]. OSTEOLOGIX may, but shall have no obligation to, develop and commercialize Compounds, Licensed Products and /or Combination Products outside the Territory. [***]
2.3 Regulatory Submissions
SERVIER will use Reasonable Efforts to obtain Regulatory Approval for the Licensed Products and/or any Combination Products in the countries of the Territory set forth in Exhibit C. For the European Union, SERVIER will make a centralized filing with the EMA and will inform OSTEOLOGIX of such.
[***]
OSTEOLOGIX shall provide SERVIER with copies of draft correspondence from OSTEOLOGIX to the US FDA relating to Compound prior to OSTEOLOGIX’s submission of such correspondence to the US FDA and shall provide SERVIER draft copies of OSTEOLOGIX’s clinical trial protocols for such clinical trials pertaining to the Compound performed outside the Territory.

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Each Party shall provide the other with a copy of any letter or other written document to or from a Regulatory Authority and within thirty (30) days of its receipt, dispatch, or recordation (as applicable), and shall otherwise keep the other Party informed on an ongoing basis regarding planned submissions to Regulatory Authorities.
2.4 Supply
SERVIER may request the supply by OSTEOLOGIX of active pharmaceutical ingredients (“APIs”) of Compounds (being strontium malonate) and/or finished form tablets (“Tablets,” and collectively with APIs, “OSTEOLOGIX Existing Products”) in OSTEOLOGIX’s control as of the Effective Date for the performance of clinical and non-clinical studies. Upon SERVIER’s request, the Parties agree to discuss and agree to sign a separate agreement in due time after the execution of the Agreement governing such supply containing terms consistent with this Article and such other terms as are reasonable and customary for arrangements of this type. [***] Other than the supply of OSTEOLOGIX Existing Products described in this Article 2.4 (Supply), SERVIER shall be solely responsible for arranging the supply of materials as may be necessary for the development, manufacture and commercialization of Compounds, Licensed Products and/or Combination Products and otherwise exercising SERVIER’s rights hereunder.
2.5 Commercialization
SERVIER shall be solely responsible at its cost and shall use Reasonable Efforts to (a) develop a strategy for marketing, promotion and commercialization of the Licensed Products and/or Combination Products in the Field in the Territory, [***]
2.6 Pharmacovigilance; Exchange of Safety Information and Quality Issues
Each Party will designate a pharmacovigilance liaison to be responsible for communicating with the other Party regarding the reporting of adverse drug reactions/experiences.

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The Parties or their licensees will cooperate in the collection, review, assessment, exchange, tracking and filing of information related to adverse events and quality issues associated with the Compounds, Licensed Products and/or Combination Products in accordance with all Applicable Laws. As soon as necessary, the pharmacovigilance and regulatory departments of both Parties or their licensees shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events and quality issues associated with the Compounds, Licensed Products and/or Combination Products, which shall be documented in a separate safety data exchange and quality agreements which shall be in compliance with all Applicable Laws (respectively the “Safety Data Exchange Agreement” and the “Quality Agreement” between the Parties) (provided, however, that the Agreement shall control in the event of any conflict between the terms of this Agreement and respectively the Safety Data Exchange Agreement and the Quality Agreement). These documents as well as a safety management plan shall be finalized prior to clinical trials initiation.
The Safety Data Exchange Agreement and the Quality Agreement will be promptly updated if required by changes in legal requirements or by agreement between the Parties.
Until such time as the Parties have entered into the Safety Data Exchange Agreement, the Parties will exchange adverse event information, regardless of causality, involving or associated with the use of any Compound, Licensed Product, and/or Combination Product on the following schedule:
•
Causally suspected (which means that there is a reasonable possibility that the event may have been caused by the drug) fatal or life-threatening serious adverse events (whether expected or not) shall be exchanged within [***] calendar days after the receipt of such information by a Party or by any of the Party’s Affiliates or agents.

•
Other causally suspected serious adverse events (whether expected or not) should be exchanged within [***] calendar days after the receipt of the information by a Party or by any of a Party’s Affiliates or agents.

•
Causally non-suspected (meaning that there is no reasonable possibility that the event may have been caused by the drug) serious adverse events should be exchanged within [***] calendar days after the receipt of the information by a Party or by any of a Party’s Affiliates, licensees or agents.

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•
The Parties shall exchange non-serious adverse event information via study reports or data management in a time frame that permits each Party to comply with all Applicable Laws, including complying with the requirements for annual reports for Investigational New Drug files.

Serious adverse event information shall be exchanged in a Council for International Organizations of Medical Sciences (“CIOMS”) report format or a substantially similar report format. Information from animal or epidemiological studies shall be in narrative format.
Each Party shall assist the other to respond to questions or requests for information by Government Authorities by promptly providing data from their respective safety database.
As between the Parties, SERVIER shall be responsible for reporting all adverse drug reactions/experiences to the appropriate regulatory authorities in countries in the Territory, and OSTEOLOGIX shall be responsible for reporting all adverse drug reactions/experiences to the appropriate regulatory authorities in countries outside the Territory, in accordance with the Applicable Laws and regulations of the relevant countries and authorities. SERVIER shall ensure that its Affiliates and Sublicensees comply with such reporting obligations in the Territory and OSTEOLOGIX shall ensure that its Affiliates and licensees (other than SERVIER and its Sublicensees) comply with such reporting obligations outside the Territory. These reporting obligations shall apply to other adverse events as described in the Safety Data Exchange Agreement and Quality Agreement including but not limited to adverse events occurring from product overdose or from product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality which is, or is thought by the reporter, to be serious or associated with relevant clinical signs or symptoms.
2.7 Reports; Inspection
Each Party shall prepare and maintain, and shall use Reasonable Efforts to cause its Third Party manufacturers and Third Party contractors to maintain, accurate and complete records of all development work with respect to the Licensed Products and/or Combination Products, as consistent with the responsibilities of such Party under this Agreement. A Party, or such Party’s authorized representatives, may visit those portions of the facilities of the other Party or their Third Party contractors or Third Party manufacturers where development is being performed during normal business hours upon reasonable notice without undue interruption to normal business operations.

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2.8 Regulatory Inspections
If either Party or its Affiliates or subcontractors (each, an “Inspected Party”) are to be inspected by a Government Authority regarding the development, manufacture, registration or commercialization of a Licensed Product and/or Combination Product, the Inspected Party shall promptly notify the other Party of the inspection in writing as soon as reasonably practicable, and in advance, if any such inspection is a scheduled inspection. The Inspected Party shall, where practicable, permit representatives of the other Party to participate as observers with respect to such inspection, and shall provide the other Party with a written report of any such inspection, noting with specificity any records or documents reviewed by the regulatory inspector or written communications provided by or to any Government Authority relating to such inspection. The Inspected Party shall also provide an opportunity for the other Party to assist in responding to any issues or concerns relating to such inspections, and shall provide copies of all communications to and from any Government Authority relating thereto to the other Party. The Parties shall cooperate in good faith and otherwise mutually support any regulatory inspections of facilities, clinical sites, contract manufacturers or the like with respect to the Licensed Product and/or Combination Product, including by using Reasonable Efforts to make available such facilities, documents, information and/or personnel as are reasonably necessary or useful for such regulatory inspections by a Government Authority.
2.9 Audit Rights
Each Party shall have the right, during normal business hours, and no more than [***] per year, with more frequent audits upon agreement of the Parties (such agreement not to be withheld unreasonably), to inspect and audit: (a) those portions of the facilities of each Party, or any of its Affiliates or Sublicensees, and subcontractors used in connection with the Licensed Products and/or Combination Products to ascertain compliance with Applicable Laws and Regulatory Approvals, including current Good Clinical Practices and Good Manufacturing Practices, provided that the inspecting Party shall on such occasions be accompanied by a representative of the other Party; and (b) any of the other Party’s documentation, or its Affiliates’, Sublicensees’ or subcontractors’ documentation, relating to the Compound(s), Licensed Products and/or Combination Products and, to the extent permitted by law and any applicable privacy policies, the medical records of any patient participating in any clinical study of a Compound being conducted by such Party or its Affiliates or Sublicensees. A Party’s audit rights shall be limited by bona fide Third Party agreements or confidentiality obligations, provided, however, that each Party shall use its reasonable efforts to obtain audit and inspection rights for the other Party under such agreements; and if a Party is unable to obtain such audit rights for the other Party, then upon request it shall exercise its own rights with respect to such an audit for the benefit of the other Party.

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ARTICLE 3
FINANCIAL TERMS
3.1 License Fee
In partial consideration of the license rights granted by OSTEOLOGIX to SERVIER under this Agreement, SERVIER shall pay to OSTEOLOGIX, on the Effective Date and within [***] calendar days after receipt of the corresponding invoice, an upfront license fee of [***].
3.2 [***]
[***]
3.3 Milestone Payments
SERVIER shall make milestone payments to OSTEOLOGIX based on achievement (by SERVIER, its Affiliates, or Sublicensees) of clinical development milestones as set forth in this Article 3.3 (Milestone Payments) below. SERVIER shall promptly notify OSTEOLOGIX in writing of the first achievement of each of the milestones in the table below and the corresponding milestone payment shall be due within [***] calendar days of occurrence thereof and [***] days after receipt of the corresponding invoices. Each milestone payment shall only be paid once irrespective of the number of Licensed Product(s) and/or Combination Product(s) developed and/or commercialized.

Milestones	Payment
[***]	[***]
[***]	[***]
[***]	[***]

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3.4 Royalties
SERVIER shall pay royalties of [***] on the Net Sales of Licensed Products (including, for purposes of this Article 3.4 (Royalties), Combination Products) sold by SERVIER, its Affiliates and Sublicenses in the Territory (other than Japan) until [***] (hereafter the “Initial Period”). Following the Initial Period and unless otherwise indicated in this Agreement, SERVIER shall then pay royalties of [***]on the Net Sales of Licensed Products sold by SERVIER, its Affiliates and Sublicenses in the Territory (other than Japan) for so long as a Licensed Product is sold, under the Agreement, in a given country.
Those royalties shall be payable on a [***] basis, on Net Sales from the date of First Commercial Sale on a Licensed Product-by-Licensed Product and country-by-country basis[***].
3.5 Milestones and Royalties for Japan
With respect to Japan, the royalty and milestone payment terms set forth below in this Article 3.5 shall apply.
3.5.1 [***].
3.5.2 [***].
3.5.3 [***].
3.6 [***]
[***]
3.7. Royalty Payments and Reports. Each royalty shall be payable only once with respect to a particular Licensed Product. SERVIER shall provide a report to OSTEOLOGIX within [***] days after the end of each [***], certified by an executive officer of SERVIER as accurate and in accordance with IFRS or successor standards and guidelines thereto, as consistently applied by SERVIER across all of SERVIER’s products, on a country by country basis, setting forth (a) the amount of gross sales in euros of Licensed Products and, if applicable, Combination Products in such quarter, (b) any deductions, withholding, provision from such amount of gross sales as permitted pursuant to the definition of Net Sales, (c) a calculation of Net Sales of each Licensed Product and, if applicable, Combination Product for such quarter, (d) the amount of aggregate Net Sales of each Licensed Product and, if applicable, Combination Product on a cumulative per year basis for the current year, (e) the market share of Generic Competitors on a country by country basis, (f) the amount of royalty due on Net Sales with respect to such Calendar Quarter, and (g) a calculating of Sublicensing Revenue for Japan. Within [***] days after the end of each [***], SERVIER shall make all royalty and Sublicensing Revenue (for Japan) payments payable to OSTEOLOGIX under this Agreement with respect to such [***]. Along with such payments, SERVIER shall also provide detailed information regarding the calculation of royalties due pursuant to this Article 3.7 (Royalty Payments and Reports), including without limitation allowable deductions in the calculation of Net Sales of Licensed Products and/or Combination Products in the Territory.

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3.8. Non-Monetary Consideration. In the event that SERVIER receives any non-monetary consideration in connection with the sale of Licensed Products (and/or Combination Products) or as Sublicensing Revenue (for Japan), SERVIER’s payment obligations under this Article 3 (Financial Terms) shall be based on [***]. In such case, SERVIER shall disclose the terms of any such arrangement to OSTEOLOGIX and the Parties shall [***] for resolution. For the sake of clarity, the provision or use of Licensed Products for research purposes to the extent permitted under this Agreement or as samples for commercial purposes (in reasonable quantities) shall not be considered a sale for non-monetary consideration.
3.9. Records and Audit
SERVIER shall keep or cause to be kept such records as are required to determine the sums or credits due under this Article 3 (Financial Terms), including without limitation Net Sales in countries where Licensed Products (and/or Combination Products) are sold. At the request of OSTEOLOGIX, SERVIER and its Affiliates and its Sublicensees shall permit an independent certified public accountant appointed by OSTEOLOGIX and reasonably acceptable to SERVIER, at reasonable times and upon reasonable notice, to examine those records as may be necessary to determine, with respect to any calendar year ending not more than [***] prior to OSTEOLOGIX’ request, the correctness or completeness of any report or payment made under this Article 3 (Financial Terms). The foregoing right of review may be exercised only [***] and only [***] with respect to each such periodic report and payment. Results of any such examination shall be (a) limited to information relating to Licensed Products (and/or Combination Products), (b) made available to both Parties and (c) subject to the confidentiality provisions of the Agreement. [***].

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3.10. Taxes and Withholding
All payments due and payable under this Agreement are not subject to withholding tax according to the article 11 of the double tax treaty signed on March 21st, 1968 between France and the Republic of Ireland under condition that OSTEOLOGIX provides SERVIER with the necessary documentation to enable SERVIER to obtain the benefit of a tax exemption.
3.11. Currency
All amounts due and payable and calculations hereunder shall be in Euros. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, SERVIER shall inform OSTEOLOGIX of the exchange rate used and SERVIER will use the same exchange rate for the conversion of the sale of Licensed Products (and/or Combination Products) as it uses for the conversion in Euros of the sale of its other pharmaceutical specialties made in other currencies.
3.12. Payments; Late Payments
SERVIER shall make all payments due and payable to OSTEOLOGIX under this Agreement by wire transfer of immediately available funds to such account designated by OSTEOLOGIX from time to time to SERVIER in writing. If any sum due and payable under this Agreement shall not have been paid on or before the applicable due date, simple interest shall accrue on the unpaid amount at the rate of [***] per annum (or, if less, the maximum rate permitted under Applicable Law); provided, however, that no interest shall accrue on any portion of an unpaid amount which is the subject of a good faith, legitimate dispute. If any such dispute is resolved against SERVIER, late fees shall be calculated from the date that payment to OSTEOLOGIX originally was due. [***] all payments hereunder shall be nonrefundable and non-creditable against other payments due hereunder.

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ARTICLE 4
LICENSES
4.1 Research and Development License by OSTEOLOGIX to SERVIER
Subject to the terms and conditions of this Agreement, OSTEOLOGIX hereby grants to SERVIER, during the Term, a royalty-free, exclusive (even as to OSTEOLOGIX and its Affiliates, [***] right and license, with the right to grant sublicense rights as set forth below, under the OSTEOLOGIX IP, to research, use, develop, have developed, make, and have made (a) Compound(s) and any combination with Compound(s) for use in the Field in the Territory.
4.2 Commercialization License by OSTEOLOGIX to SERVIER
Subject to the terms and conditions of this Agreement, OSTEOLOGIX hereby grants to SERVIER, during the Term, a royalty bearing, exclusive (even as to OSTEOLOGIX and its Affiliates) right and license, with the right to grant sublicense rights as set forth below, under the OSTEOLOGIX IP, to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import and export Combination Products and/or Licensed Products, solely for use in the Field in the Territory.
4.3 [***]
4.3.1[***]
4.4 [***]
[***]
4.5 Competitive Compounds
4.5.1 [***] years following the First Commercial Sale of a Licensed Product in such given country (except for Sublicensees in Japan). The period of time shall be computed month by month on a country by country basis. The foregoing provision shall immediately cease to apply in the event of termination of the Agreement on a country by country basis solely with respect to the terminated country(ies).
4.5.2 During the Term, except as set forth in Article 2.2 (Exchange of Data) for the conduct of clinical trials, neither OSTEOLOGIX, [***], nor OSTEOLOGIX’s controlled Affiliates shall (or shall have) research, develop, promote, market or commercialize in a given country of the Territory a pharmaceutical specialty [***]. The foregoing provision shall immediately cease to apply in the event of termination of the Agreement on a country by country basis solely with respect to the terminated country(ies).

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4.6 Retained Rights; No Implied License
Except as expressly licensed to SERVIER in Article 4.1 (Research and Development License by OSTEOLOGIX to SERVIER) and 4.2 (Commercialization License by OSTEOLOGIX to SERVIER), OSTEOLOGIX retains all rights under the OSTEOLOGIX IP and other intellectual property owned or controlled by OSTEOLOGIX. SERVIER hereby covenants that it (and its Affiliates and Sublicensees) shall not practice the OSTEOLOGIX Patent Rights outside the scope of the licenses granted to SERVIER under this Agreement. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall give either Party any right, title or interest in or to any Patents or other intellectual property owned by or licensed to the other Party.
ARTICLE 5
OWNERSHIP AND INTELLECTUAL PROPERTY
5.1 Ownership of Intellectual Property and Challenge
5.1.1 OSTEOLOGIX shall retain all right, title and interest in and to the OSTEOLOGIX IP.
5.1.2 SERVIER shall retain all right, title and interest in and to the SERVIER Improvements, except as otherwise expressly set forth herein.
5.1.3 SERVIER and OSTEOLOGIX shall jointly own all Patents claiming the Joint Improvement (“Joint Improvement Patents”). Such joint ownership shall be, on a worldwide basis, joint ownership in accordance with (and bearing with it the same rights in joint ownership interest as joint ownership under) the laws of the country where such invention takes place.

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5.1.4 Neither SERVIER nor its Affiliates or Sublicensees will directly, indirectly or otherwise seek through judicial or administrative process to invalidate, oppose or challenge the validity, enforceability or scope of (any such action, to “Challenge”) any OSTEOLOGIX Patent Right(s) and, in the event that SERVIER or its Affiliate or Sublicensee so Challenges the OSTEOLOGIX Patent Rights and such party does not within [***] of OSTEOLOGIX giving notice to SERVIER cause such Challenge to be dismissed with prejudice, (a) all payment obligations from SERVIER to OSTEOLOGIX under this Agreement shall automatically be [***] (and this shall apply to then-future payments); and (b) SERVIER shall reimburse OSTEOLOGIX on a [***] basis (within [***] after the end of the calendar [***]) for all OSTEOLOGIX legal costs in connection with assessing, responding to and/or defending against such Challenge in such calendar [***]. [***]
5.1.5 Ownership of Approval Applications And Regulatory Approvals
SERVIER, its Affiliates and Sublicensees shall own or be the holder of all right, title and interest in all Approval Applications in countries in the Territory necessary to obtain Regulatory Approvals in the Territory required for marketing and sale of Licensed Products and/or Combination Products and shall be responsible for the filing thereof, the payment of fees and all other associated costs, for monitoring clinical experiences and filing associated reports, and fulfilling all of its regulatory obligations throughout the development, registration and commercialization of the Licensed Product and/or Combination Products in the Territory. Such Approval Applications, together with any Regulatory Approvals obtained in connection therewith, shall be filed in SERVIER’s or its Affiliates’ or Sublicensees’ name and owned or held by SERVIER, its Affiliates or Sublicensees, except as expressly set forth herein.
5.2 Disclosure
As of the Effective Date and on a regular basis thereafter, OSTEOLOGIX shall promptly disclose to SERVIER any OSTEOLOGIX IP, OSTEOLOGIX Improvements pertaining to the Compounds, Licensed Products and/or Combination Products made by or on behalf of OSTEOLOGIX during the Term (including, without limitation, OSTEOLOGIX Improvements of Third Parties acting on behalf of OSTEOLOGIX).
5.3 Filing, Prosecution and Maintenance of OSTEOLOGIX Patent Right(s)
As of the Effective Date, OSTEOLOGIX shall, under SERVIER’s direction and costs, be in charge of the filing, prosecution and maintenance of OSTEOLOGIX Patent Right(s) in the Territory. SERVIER shall pay for the Patent Costs of all OSTEOLOGIX Patent Right(s) in the SERVIER Territory, and SERVIER shall not instruct OSTEOLOGIX in any manner that, in OSTEOLOGIX’ reasonable judgment would result in reduced or weakened patent coverage (and OSTEOLOGIX shall not be required to comply with any such instruction). SERVIER shall give its instructions to OSTEOLOGIX in due time so that OSTEOLOGIX can implement SERVIER’s patent strategy (including patent defense strategy) in the Territory.

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SERVIER shall have the opportunity to instruct OSTEOLOGIX not to file, prosecute and/or maintain any OSTEOLOGIX Patent Right(s) in any country of the Territory. In the event SERVIER instructs OSTEOLOGIX not to file, prosecute or maintain any OSTEOLOGIX Patent Right(s) in any country such OSTEOLOGIX Patent Right(s) shall be excluded from the scope of the Agreement, and OSTEOLOGIX shall have the right to file, prosecute, and maintain any such excluded OSTEOLOGIX Patent Rights at its own cost.
5.4 Enforcement of OSTEOLOGIX Patent Rights
5.4.1 Notice. If any patent within the OSTEOLOGIX Patent Rights is or might reasonably be infringed by a Third Party through the manufacture, use, sale, offer for sale, or importation of any Licensed Product, Compound and/or Combination Product (an “Infringement”), the Party first having knowledge of such infringement shall promptly notify the other Party in writing. Such notice shall set forth the facts of the Infringement in reasonable detail.
5.4.2 Enforcement of OSTEOLOGIX Patent Rights.
SERVIER shall have the first right, but not an obligation, to institute, prosecute, under SERVIER’s control and expenses, using counsel of SERVIER’s choice reasonably acceptable to OSTEOLOGIX, any action or proceeding with respect to an Infringement in the Territory of a patent within the OSTEOLOGIX Patent Rights, which, if continued, reasonably would be expected to affect the manufacture, use, sale, offer for sale, or importation of a Licensed Product and/or Combination Product.
If SERVIER fails to institute and thereafter prosecute an action or proceeding with respect to such an Infringement within a period of [***] after the earlier of (i) the date of the Parties’ determination that such infringement, in the Parties’ reasonable judgment, if continued, would affect materially the manufacture, use, sale, offer for sale, or importation of a Licensed Product and/or Combination Product, or (ii) the date of OSTEOLOGIX’s request to institute such an action or proceeding, OSTEOLOGIX shall have the right, but not the obligation, to institute and/or prosecute and control an action or proceeding in its name with respect to such an Infringement by counsel of OSTEOLOGIX’s choice.

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In any event, the non-controlling Party agrees to be joined as a party plaintiff if necessary for the controlling Party to institute and prosecute such action or proceeding, and to give the controlling Party reasonable assistance and authority to institute and prosecute such action or proceeding.
However, if the Patent alleged to be infringed is owned by a Third Party and OSTEOLOGIX does not have authority to require such Third Party to join as a party plaintiff, OSTEOLOGIX agrees to use Reasonable Efforts to cause such Third Party to agree to be joined as a party plaintiff if helpful or necessary for SERVIER to prosecute an action or proceeding, and to give SERVIER reasonable assistance and authority to institute and prosecute such action or proceeding.
5.4.3 Recoveries
Unless otherwise required as a result of prior written agreement, any damages or other monetary awards recovered in an action or proceeding described above shall be applied first to the reimbursement of SERVIER and OSTEOLOGIX and, in the circumstance where the Patent infringed is owned by a Third Party, such Third Party, of such Parties’ respective out-of-pocket expenses (including without limitation reasonable attorneys’ fees and expenses) actually incurred in connection with such infringement action or proceeding, on a pro rata basis based upon such Parties’ respective out-of-pocket expenses, until all such expenses have been recovered. Any remaining amount of such damages or other monetary awards shall then be applied against obligations of the Parties in such action or proceeding as a result of written agreements with Third Parties with respect to the Patent infringed, and then allocated as follows: (1) to the non-controlling Party, an amount to equal to the remaining amount multiplied by the royalty rate payable by SERVIER hereunder on Net Sales of Licensed Products (and/or Combination Products) in the jurisdiction within the Territory in which and at the time such Infringement occurred (“Royalty Amount”), and (2) to the controlling Party, the remaining amount less the Royalty Amount.

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5.5 Infringement of Third Party Rights.
If a Third Party alleges that the manufacture, use, sale, offer for sale, or importation of Compounds. Licensed Products and/or Combination Products in the Territory infringes intellectual property rights owned or otherwise controlled by such Third Party, SERVIER shall have the first right, but not the obligation, to defend or, after consultation with OSTEOLOGIX as set forth in this Article 5.5 (Infringement of Third Party Rights), settle any legal action or proceeding arising from an allegation by a Third Party that the manufacture, use of sale of a Licensed Product and/or Combination Product in the Territory by a Party infringes a patent owned or otherwise controlled by such Third Party with respect to any claim. In addition, SERVIER shall have the right to take appropriate steps to initiate and pursue in the Territory any challenge, opposition, or other similar actions or proceedings, including without limitation interference proceedings, relating to a patent application or patent owned or otherwise controlled by a Third Party with respect to any matter relating to Licensed Products and/or Combination Products. SERVIER shall promptly disclose to OSTEOLOGIX all material information related to any action or proceeding, and SERVIER shall consult with OSTEOLOGIX concerning strategy, approaches and the consequences of approaches to be taken pursuant to this Article 5.5 (Infringement of Third Party Rights). OSTEOLOGIX shall provide, at SERVIER’s costs, all reasonable assistance requested by SERVIER in connection with any such action or proceeding. Any and all damages or settlement amounts obtained from the Third Party shall be for SERVIER.
5.6 Settlement With A Third Party
Except as otherwise expressly provided in Article 5.5 (Infringement of Third Party Rights), a Party may not settle or otherwise finally resolve an action or proceeding having effects in the Territory against or by an infringer under Article 5.4 (Recoveries) or Article 5.5 (Infringement of Third Party Rights) (or Article 5.10 (Joint Improvement Pants) or Article 5.11 (Infringement of Third Parties’ Intellectual Property Rights)) respectively, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, but may be withheld if such settlement would materially and adversely affect the interest of such other Party.
5.7 Trademarks
5.7.1 Ownership
SERVIER shall at its own expense select, register and maintain the trademark(s) used by SERVIER, its Affiliates, and its Sublicensees (the “SERVIER Trademarks”) in connection with Licensed Products and/or Combination Products in the Territory. OSTEOLOGIX shall have no rights in respect of any SERVIER Trademark.

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5.7.2 Notice of Unauthorized Use
OSTEOLOGIX agrees to give SERVIER prompt written notice of any unlicensed use by Third Parties of SERVIER Trademarks of which OSTEOLOGIX has knowledge.
5.8 Patent Marking
SERVIER (or its Affiliate or Sublicensee) shall mark Licensed Products and/or Combination Products marketed and sold by SERVIER (or its Affiliate or Sublicensee) hereunder with appropriate patent numbers or indicia to the extent required by law in those countries in which such notices affect recoveries of damages or equitable remedies available with respect to infringement of patents.
5.9 SERVIER Improvement Patents
SERVIER shall have the exclusive right to prosecute, defend, maintain and enforce Patents claiming SERVIER Improvements (“SERVIER Improvement Patents”).
5.10 Joint Improvement Patents
The Parties shall reasonably agree upon strategies to prosecute, defend and maintain any Joint Improvement Patents, and, unless otherwise agreed by the Parties, shall share equally all Patent Costs in connection therewith. Each Party shall provide the other Party all reasonable assistance and cooperation in the Joint Improvement Patent prosecution efforts, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
5.10.2 Enforcement of Joint Improvement Patents
If any patent within the Joint Improvement Patents is or might reasonably be infringed by a Third Party through the manufacture, use, sale, offer for sale, or importation of any Licensed Product, Combination Product, Compound or otherwise, the Party first having knowledge of such infringement shall promptly notify the other Party in writing. Such notice shall set forth the facts of the infringement in reasonable detail. SERVIER shall have the first right, but not an obligation, to institute, prosecute, under SERVIER’s control and expenses, using counsel of SERVIER’s choice reasonably acceptable to OSTEOLOGIX, any action or proceeding with respect to an Infringement in the Territory of a patent within the Joint Improvement Patents, which, if continued, reasonably would be expected to affect the manufacture, use, sale, offer for sale, or importation of a Licensed Product and/or Combination Product.

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If SERVIER fails to institute and thereafter prosecute an action or proceeding with respect to such an Infringement within a period of [***] after the earlier of (i) the date of the Parties’ determination that such infringement, in the Parties’ reasonable judgment, if continued, would affect materially the manufacture, use, sale, offer for sale, or importation of a Licensed Product and/or Combination Product, or (ii) the date of OSTEOLOGIX’s request to institute such an action or proceeding, OSTEOLOGIX shall have the right, but not the obligation, to institute and/or prosecute and control an action or proceeding in its name with respect to such an Infringement by counsel of OSTEOLOGIX’s choice.
In any event, the non-controlling Party agrees to be joined as a party plaintiff if necessary for the controlling Party to institute and prosecute such action or proceeding, and to give the controlling Party reasonable assistance and authority to institute and prosecute such action or proceeding.
Unless otherwise required as a result of prior written agreement, any damages or other monetary awards recovered in an action or proceeding described above shall be applied first to the reimbursement of SERVIER and OSTEOLOGIX and, in the circumstance where the Patent infringed is owned by a Third Party, such Third Party, of such Parties’ respective out-of-pocket expenses (including without limitation reasonable attorneys’ fees and expenses) actually incurred in connection with such infringement action or proceeding, on a pro rata basis based upon such Parties’ respective out-of-pocket expenses, until all such expenses have been recovered. Any remaining amount of such damages or other monetary awards shall then be applied against obligations of the Parties in such action or proceeding as a result of written agreements with Third Parties with respect to the Patent infringed, and then allocated as follows: (1) to the non-controlling Party, an amount to equal to the applicable Royalty Amount, and (2) to the controlling Party, the remaining amount less the Royalty Amount.
5.11 Infringement of Third Parties’ Intellectual Property Rights
If a Third Party alleges that the practice of any Joint Improvements infringes intellectual property rights owned or otherwise controlled by such Third Party, the Parties shall reasonably agree on the measures to take such respect to such allegation.

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ARTICLE 6
CONFIDENTIALITY
6.1 Confidentiality; Exceptions
Except as otherwise provided in this Agreement, the Parties agree that, during the Term and for [***] years thereafter, all non-public, proprietary or “confidential” marked invention disclosures, know-how, data, clinical and non-clinical and technical, financial, promotional, commercial and other information of any nature whatsoever (collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereunder or under the Prior CDA shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly permitted by this Agreement, and shall not be disclosed to any Third Party (including without limitation in connection with any publications, presentations or other disclosures). Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party. The provisions of this Article 6 (Confidentiality) shall not apply to any information that can be shown by the Receiving Party:
6.1.1	to have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party;
6.1.2	to be or to have become readily available to the public, other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement between the Parties;
6.1.3
to have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

6.1.4	to have been subsequently independently developed by the Receiving Party without access to or use of the Confidential Information as demonstrated by competent written records;
provided, however, that the exceptions set forth in Articles 6.1.1, 6.1.3 and 6.1.4 shall not apply to information pertaining to Joint Improvements or either Party’s Improvements, which shall be deemed Confidential Information regardless of whether it satisfies the criteria set forth in one or both subsections.

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Information pertaining to Joint Improvements shall be deemed the Confidential Information of both Parties.
6.2 Authorized Disclosure
Notwithstanding the provisions of Article 6.1 (Confidentiality; Exceptions) above and subject to Articles 6.3 (Confidential Terms) and 6.5 (Publication of Product Information) below, each Party may use and disclose the other Party’s Confidential Information as follows: (a) under appropriate confidentiality obligations substantially equivalent to those in this Agreement, to its Affiliates, licensees, permitted Sublicensees, contractors and any other Third Parties to the extent such use and/or disclosure is necessary or reasonably useful to perform its obligations or to exercise the rights granted to it, or reserved by it, under this Agreement (including to grant licenses or permitted sublicenses hereunder); or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting intellectual property applications, prosecuting or defending litigation, complying with Applicable Laws or governmental regulations, obtaining Regulatory Approval, conducting clinical trials hereunder with respect to a Licensed Product and/or Combination Product, or submitting information to tax or other Governmental Authorities. If a Party is required by law or regulations (including securities laws, regulations or guidances) to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the other Party of such disclosure requirement and, save to the extent inappropriate in the case of patent applications or otherwise, will use its good faith efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including to Affiliates, licensees, permitted Sublicensees, contractors and other Third Parties, a Party shall ensure that the recipient thereof is bound by a written confidentiality agreement as materially protective of such Confidential Information as this Article 6 (Confidentiality).

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6.3 Confidential Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or potential investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (b) to the extent necessary to comply with applicable laws and court orders (including securities laws, regulations or guidances); provided that in the case of subsection (b), the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws, regulations or guidances) allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed.
6.4 Return of Confidential Information
The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secure locations. Unless otherwise set forth in this Agreement or as necessary to exercise its applicable post-termination rights under Article 9.7 (Consequences of Termination), upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party, its Affiliates, or its Sublicensees, or its or any of their officers, directors, employees, agents, consultants or clinical investigators and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates, or its Sublicensees, or any of their officers, directors, employees, agents, consultants or clinical investigators; provided, however, that a Party may retain one (1) copy of any Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Article 6.4 (Return of Confidential Information).
6.5 Publication of Product Information. Prior to its publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes Data or other information relating to the Compounds or a Licensed Product or Combination Product generated under this Agreement that has not previously published pursuant to this Article 6.5 (Publication of Product Information) (each, a “Publication”), the Party proposing such Publication shall provide the other Party a copy thereof for its review for at least [***] days unless such Party is required by law to publish such information sooner. Such Party shall consider in good faith any comments provided by the other Party during such period. In addition, the Party proposing such Publication shall, at the request of the other Party, remove any Confidential Information of the other Party therefrom, except each Party shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety of a Licensed Product or Combination Product that such Party believes in good faith it is obligated to disclose. The contribution of each Party shall be noted in all Publications by acknowledgment or co-authorship, whichever is appropriate.

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6.6 Press Release. The Parties have agreed to a press release to announce the signing of this Agreement, and it is set forth in Exhibit D. Neither Party shall make other press releases or other public statements related to the execution of this Agreement or clinical development hereunder without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Regulatory Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review at least [***] Business Days before the release the text of any such report, document or other disclosure, and shall comply with any reasonable requests consistent with Applicable Law regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Article 6.6 (Press Release) has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.
ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS
7.1 Representations and Warranties of the Parties Concerning Corporate Authorizations
Each Party represents and warrants to the other Party that:
7.1.1	such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization;

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7.1.2	such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder; and
7.1.3
this Agreement has been duly executed and delivered by, and is the legal and valid obligations binding upon such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (a) does not conflict with, or contravene or constitute any default under, any agreement, instrument, or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or by-laws, and (b) does not violate Applicable Laws or any judgment, injunction, order, or decree of any Government Authority having jurisdiction over it.

7.2 Representations, Warranties and Covenants of OSTEOLOGIX
OSTEOLOGIX represents, warrants and covenants to SERVIER that:
7.2.1	as of the Effective Date, OSTEOLOGIX Controls the OSTEOLOGIX IP free and clear of any lien, claim, charge, encumbrance or right of any Third Party in the Territory;
7.2.2
OSTEOLOGIX maintains and shall maintain or have maintained (including without limitation, at OSTEOLOGIX’ option, through engagement of contractors or consultants) throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable OSTEOLOGIX to perform its obligations as set forth from time to time under this Agreement;

7.2.3
Other than as set forth on Exhibit E, there are not as of the Effective Date, nor have there been over the five (5) year period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Government Authority (except in the ordinary course of the granting of patents and proceedings relating thereto) or by any Third Party threatening or (to OSTEOLOGIX’ knowledge) pending against OSTEOLOGIX or, to OSTEOLOGIX’ knowledge, its licensors relating to the OSTEOLOGIX Patent Rights;

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7.2.4
as of the Effective Date, to OSTEOLOGIX’ knowledge, the exercise by SERVIER of the rights and licenses granted to SERVIER by OSTEOLOGIX under this Agreement will not infringe any rights owned or controlled by any Third Party;

7.2.5
as of the Effective Date, OSTEOLOGIX has not granted rights to any Third Party under the OSTEOLOGIX Patent Rights and the OSTEOLOGIX Know-How that conflict with the rights granted to SERVIER under this Agreement;

7.2.6
OSTEOLOGIX has not used, and during the Term will not use, any employee or consultant that is debarred by any Governmental Authority or is the subject of debarment proceedings by any Governmental Authority; provided, however, that if OSTEOLOGIX learns that its employee or consultant performing work on its behalf under this Agreement has been debarred by any Governmental Authority, or has become the subject of debarment proceedings by any Governmental Authority, OSTEOLOGIX shall promptly notify SERVIER and shall prohibit such employee or consultant from performing work on OSTEOLOGIX’ behalf under this Agreement;

7.2.7
OSTEOLOGIX covenants to SERVIER that it will comply with all Applicable Laws, including without limitation any guidance of Governmental Authorities relating to the development, manufacture promotion and commercialization of the Licensed Products and Combination Products in each country outside the Territory; and

7.2.8
OSTEOLOGIX will not enter into any agreement with any Third Party that is in conflict with this Agreement, and will not take any action that would in any way prevent it from assuming its obligations or granting the rights granted to SERVIER under this Agreement, or that would otherwise materially conflict with or adversely affect its obligations or assuming the rights granted to SERVIER under this Agreement.

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7.3 Representations, Warranties and Covenants of SERVIER
SERVIER represents, warrants and covenants to OSTEOLOGIX that:
7.3.1
SERVIER maintains and shall maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable SERVIER to perform its obligations as set forth from time to time under this Agreement;

7.3.2
SERVIER has not used, and during the Term will not use, any employee or consultant that is debarred by any Governmental Authority or is the subject of debarment proceedings by any Governmental Authority; provided, however, that if SERVIER learns that its employee or consultant performing work on its behalf under this Agreement has been debarred by any Governmental Authority, or has become the subject of debarment proceedings by any Governmental Authority, SERVIER shall promptly notify OSTEOLOGIX and shall prohibit such employee or consultant from performing work on SERVIER’s behalf under this Agreement;

7.3.3
SERVIER covenants to OSTEOLOGIX that it will comply with all Applicable Laws, including without limitation any guidance of Governmental Authorities relating to the development, manufacture and commercialization of the Licensed Products and Combination Products in each country in the Territory; and

7.3.4
SERVIER will not enter into any agreement with any Third Party that is in conflict with this Agreement, and will not take any action that would in any way prevent it from assuming its obligations or granting the rights granted to OSTEOLOGIX under this Agreement, or that would otherwise materially conflict with or adversely affect its obligations or assuming the rights granted to OSTEOLOGIX under this Agreement.

7.4 Disclaimer
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT THE PARTIES MAKE NO REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

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ARTICLE 8
INDEMNIFICATION, INSURANCE, LIMITATION OF LIABILITY
8.1 Indemnification by SERVIER
SERVIER hereby agrees to save, defend, and hold OSTEOLOGIX, its Affiliates and their officers, directors, employees and agents harmless from and against any and all direct and foreseeable losses, damages, liabilities, costs and expenses resulting from any claims, demands, actions and other proceedings by any Third Party (collectively, “Losses”) to the extent resulting directly from or arising directly out of [***].
8.2 Indemnification by OSTEOLOGIX
OSTEOLOGIX hereby agrees to save, defend and hold SERVIER, its Affiliates and their officers, directors, employees and agents harmless from and against any and all Losses to the extent resulting directly from or arising directly out of [***].
8.3 Control of Defense
In the event a Party seeks indemnification under Article 8.1 (Indemnification by SERVIER), Article 8.2 (Indemnification by OSTEOLOGIX) [***], it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration and with an unconditional release of claims against the indemnitee), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnitee shall be entitled to participate, at its own expense and with its own counsel, in the defense of any indemnified claim and the Indemnifying Party shall not settle or compromise any such matter in any manner which would have an adverse effect upon the indemnitee without such indemnitee’s consent, which shall not be unreasonably withheld or delayed. In addition, if the Indemnifying Party believes that it is not obligated to provide indemnity as to a matter as to which it is requested to do so by an indemnitee and promptly so notifies the indemnitee, the indemnitee may either take action to enforce its rights hereunder or assume the defense of such claim with its own counsel at its own expense, provided that the Indemnifying Party will be responsible for the payment of such expenses if it is ultimately determined such indemnitee was entitled to indemnification hereby.

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8.4 Mitigation
For the avoidance of doubt no Party shall recover from the other Party more than once for a single cause of action under an indemnity granted by an Indemnifying Party pursuant to this Agreement or recover if or to the extent the indemnitee has been relieved by or recovered from any Third Party. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Losses.
8.5 Insurance
SERVIER Responsibilities. For so long as SERVIER (or any of its Affiliates or Sublicensees) is conducting clinical trials using any Compound or any Licensed Product or Combination Product, or manufacturing, marketing, promoting, distributing or selling any Licensed Product or Combination Product, as applicable, under this Agreement and for the post-termination period set forth below, SERVIER shall either provide reasonably satisfactory evidence to OSTEOLOGIX of SERVIER’s self-insurance covering its activities and obligations hereunder or obtain product liability insurance for the benefit of SERVIER, covering such activities and obligations under terms that are similar to those obtained by SERVIER for SERVIER’s other similar products under development and other similar products being manufactured, marketed, promoted, distributed or sold. Such insurance shall be maintained throughout the duration of the Agreement and for five years after termination or expiration of this Agreement.

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OSTEOLOGIX Responsibilities. As of the Effective Date, OSTEOLOGIX shall obtain and maintain commercial general liability insurance (including product liability and contractual liability insurance applicable to OSTEOLOGIX’ indemnity obligations hereunder) with reputable and financially secure insurance carriers to cover OSTEOLOGIX’ activities and obligations under this Agreement. Such insurance shall be maintained throughout the duration of the Agreement.
8.6 Limitation of Liability
8.6.1
Limitation of Liability. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8.1 (INDEMNIFICATION BY SERVIER) OR ARTICLE 8.2 (INDEMNIFICATION BY OSTEOLOGIX), AS APPLICABLE, AND ANY CLAIMS RELATED TO ONE PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OUTSIDE OF THE RIGHTS AND LICENSES GRANTED UNDER ARTICLE 4 (LICENSES) OR BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL A PARTY HEREOF BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

ARTICLE 9
TERM AND TERMINATION
9.1 Term.
9.1.1
Expiration. This Agreement shall commence on the Effective Date and shall remain in full force and effect for so long as SERVIER is obligated to pay royalties on sales of Licensed Products (or Combination Products) in any country in the Territory or Sublicensing Revenue in Japan (the “Term”).

9.1.2
Notwithstanding the provisions of Article 9.1.1 (Expiration), this Agreement may be terminated, in whole or in part, prior to expiration of the Term pursuant to the terms and conditions of Articles 9.2 (Termination for Safety and/or Public Health Issues), 9.3 (Termination for Cause), 9.4 (Termination for Insolvency), 9.5 (Termination at Will) and 9.6 (Termination Related to OSTEOLOGIX Patent Right(s)).

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9.2 Termination for Safety and/or Public Health Issues
SERVIER shall be entitled to terminate this Agreement immediately upon written notice to OSTEOLOGIX in the event of the occurrence or likely occurrence of events adversely affecting the safety and/or public health status of the Compound and/or Licensed Product.
9.3 Termination for Cause
If either Party commits a material breach of this Agreement at any time, which breach is not cured within thirty (30) days after written notice from the non-breaching Party specifying the breach, or if such breach is not susceptible of cure within such period, the non-breaching Party shall have the right to terminate this Agreement by written notice on a country-by-country and Licensed Product-by-Licensed Product basis. The Parties acknowledge and agree that failure to exercise any right or option, or to take any action expressly within the discretion of a Party shall not be deemed to be a material breach hereunder.
9.4 Termination for Insolvency
To the extent permitted by Applicable Laws, either Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within [***], (b) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that the other Party’s liabilities exceed the fair market value of its assets, (c) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within [***] thereafter, (d) an assignment by the other Party for the benefit of creditors, or (e) the dissolution or liquidation of the other Party. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, licenses of rights to “intellectual property”. The Parties agree that both Parties, as licensees of such rights and licenses, shall retain and may fully exercise all of their rights and elections under Applicable Laws.

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9.5 Termination at Will
At any time following the payment by SERVIER of the three million Euros due on March 31st, 2013, SERVIER shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice thereof to OSTEOLOGIX, with consequences as set forth in Article 9.7.3 (Termination by SERVIER on the Basis of Article 9.5).
9.6 Termination Related to OSTEOLOGIX Patent Right(s)
[***]
9.7 Consequences of Termination
9.7.1 Termination by SERVIER on the Basis of Article 9.2
If SERVIER terminates the Agreement on the basis of Article 9.2 (Termination for Safety and/or Public Health Issues), SERVIER shall pay to OSTEOLOGIX the license fee described in Article 3.1 (License Fee), the milestone payments described in Article 3.3 (Milestone Payments) (to the extent not already paid and whether or not due), and any outstanding Minimum Payment due on the date termination takes effect to the extent those sums were not already paid to OSTEOLOGIX. Such payment shall be due within thirty (30) calendar days of SERVIER’s written notice of termination.
9.7.2 Termination by OSTEOLOGIX on the Basis of Article 9.3
If OSTEOLOGIX terminates the agreement on the basis of Article 9.3 (Termination for Cause), SERVIER (or its Affiliates, or Sublicensees, as applicable) will assign to OSTEOLOGIX all of such party’s right, title and interest to any Regulatory Approvals, Approval Applications, inventory (at costs), directly related to the Licensed Product or any Combination Product, contract rights (including without limitation rights under its agreements with Sublicensees), rights of reference (but excluding the SERVIER IP and Servier Data, their use by OSTEOLOGIX being determined solely by the terms of Articles 2.2 (Exchange of Data) [***], and excluding SERVIER’s interest in the Joint Improvements and Joint Improvement Patents). In event of such a termination, SERVIER’s obligations under Article 4.5.1 (but not OSTEOLOGIX’s obligations under Article 4.5.2) shall survive and continue in full force and effect in accordance with the terms of Article 4.5.1.

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9.7.3 Termination by SERVIER on the Basis of Article 9.5
If SERVIER terminates the agreement on the basis of Article 9.5 (Termination at Will):
(a) before having filed for Regulatory Approval of the Licensed Product by the EMA, [***]
(b) after having filed for Regulatory Approval of the Licensed Product by the EMA and having such Regulatory Approval finally denied [***];
and
(c) [***], and excluding SERVIER’s interest in the Joint Improvements and Joint Improvement Patents).
9.7.4 Termination by SERVIER on the basis of Article 9.3.
(a) In the event OSTEOLOGIX commits a material breach of this Agreement and such breach has or is reasonably expected to have a material adverse effect on SERVIER’s activities relating to the Compound and/or Licensed Product as contemplated under the Agreement, and SERVIER terminates this Agreement (in its entirety) on the basis of Article 9.3 (Termination for Cause) for such material breach, SERVIER shall have a perpetual, fully paid-up, royalty-free, exclusive license, which includes the right to sublicense, under OSTEOLOGIX IP to make, have made, use, promote, market, sell, offer for sale, import, export and otherwise commercialize the Licensed Product and Combination Products in the Territory.
(b) In the event OSTEOLOGIX commits a material breach of this Agreement and such breach has not or is not reasonably expected to have a material adverse effect on SERVIER’s activities relating to the Compound and/or Licensed Product as contemplated under the Agreement, and SERVIER terminates this Agreement (in its entirety) on the basis of Article 9.3 (Termination for Cause) for such material breach, the licenses granted to SERVIER in Article 4 (Licenses) shall survive, provided that SERVIER continues to pay applicable royalties and milestone payments [***] as set forth in Article 3 (Financial Terms).

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(c) Upon termination as provided in (a) or (b) above, all of the provisions of this Agreement shall continue in full force and effect in accordance with their terms (subject to further termination under this Article 9 (Term and Termination), and except as modified pursuant to (a) and (b) above), except for (i) SERVIER’s obligations to share and discuss its Development Plan and Commercialization Plan under Article 2 (Development, Registration, Supply and Commercialization), participate in meetings and provide any report to OSTEOLOGIX under Article 2 (Development, Registration, Supply and Commercialization), (ii) the ongoing exchange of Data and other information and materials in Article 2.2 (Exchange of Data) (other than for pharmacovigilance purposes), (iii) both Parties’ obligations under Article 4.5.1 (Competitive Compounds), (iv) SERVIER’s obligations to use Reasonable Efforts to commercialize the Licensed Products and (v) [***]). Upon such a termination, all references to the Term in the surviving sections of this Agreement (e.g., in Article 6.1 (Confidentiality; Exceptions)) shall be deemed to include to continue until the time it would otherwise have expired if SERIVER had not so terminated this Agreement.
9.7.5 Termination by SERVIER on the basis of Article 9.6.
[***]
9.7.6 Return of Materials
Unless otherwise set forth in this Agreement or as necessary to exercise its applicable post-termination rights, upon termination of this Agreement, the receiving Party shall destroy all Confidential Information it has received from the disclosing Party or on the latter’s behalf, that is in the receiving Party’s possession, and provide written certification of such destruction, or prepare such Confidential Information for shipment to disclosing Party, as the disclosing Party may direct, at disclosing Party’s expense.
9.7.7 Accrued Rights
Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach under this Agreement. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

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9.7.8 Survival
The following articles and sections of this Agreement shall survive expiration of this Agreement pursuant to Article 9.1.1 (Expiration) or termination of this Agreement for any reason: all definitions, Article 2.2 (with respect to use of Data for pharmacoviligance purposes, OSTEOLOGIX’s clinical trial rights, and [***]), Article 2.6 (Pharmacoviligance; Exchange of Safety Information and Quality Issues), Article 2.7 (Reports; Inspection) [***], Article 2.8 (Regulatory Inspections) [***], Article 2.9 (Audit Rights) [***], any due but unpaid payment obligations, Article 3.9 (Records and Audit) [***], Article 3.10 (Taxes and Withholding), Article 3.11 (Currency), Article 3.12 (Payments; Late Payments), Article 4.6 (Retained Rights; No Implied License), Article 5.1 (Ownership of Intellectual Property and Challenge) (other than Article 5.1.4), Article 5.4 (Enforcement of OSTEOLOGIX Patent Rights) (with respect to proceedings ongoing at the time of termination), Article 5.6 (Settlement with a Third Party), Article 5.10 (Joint Improvement Patents), Article 6 (Confidentiality) (in accordance with its terms), Article 8 (Indemnification, Insurance, Limitation of Liability), Article 9.7 (Consequences of termination), Article 10 (Governing Law and Dispute Resolution), Article 11.1 (Assignment; Subcontracting), Article 11.2 (Change of Control) (with respect to termination consequences), and Articles 11.3 (Force Majeure) through 11.15 (Counterparts).
However, the foregoing shall not affect the survival or termination of the provisions of this Agreement as described elsewhere in this Article 9.7 (Consequences of Termination) with respect to specific termination scenarios (and, to the extent of any conflict between the preceding paragraph and the other subsections of this Article 9.7 (Consequences of Termination), such other subsections shall prevail).
ARTICLE 10
GOVERNING LAW AND DISPUTE RESOLUTION
10.1 Governing Law
This Agreement shall be governed by and construed under the laws of the Republic of Ireland, without giving effect to any conflicts of law principle that would result in the application of the laws of any jurisdiction other than the Republic of Ireland.
10.2 Dispute Resolution
10.2.1 If, at the time of any dispute, the Parties are otherwise unable to resolve a dispute arising out of or in connection with this Agreement informally, either SERVIER or OSTEOLOGIX by written notice to the other, may have such dispute referred to Responsible Executives, one from each of the Parties, designated to resolve such a dispute by good faith negotiations.

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10.2.2 Any dispute that has not been resolved in accordance with Article 10.2.1 shall be submitted to the Responsible Executives no later than [***] days after such request by either SERVIER or OSTEOLOGIX. If Responsible Executives of the Parties are unable to resolve any such dispute, such dispute will be submitted to arbitration. Any such arbitration shall be governed by and finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration proceedings shall take place in Dublin, Ireland in the English language.
10.2.3 All negotiations conducted by the Parties pursuant to this Article 10.2 (Dispute Resolution) shall be deemed to be and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.
10.2.4 Nothing in this Article 10.2 (Dispute Resolution) shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information or intellectual property, or from submitting any dispute relating to the scope, validity, enforceability or other like matter regarding intellectual property to any court having jurisdiction over the Parties and the subject matter of the dispute and to seek such relief and remedies as are available in that court. In such an event, the Parties shall invoke the provisions of this Article 10.2 (Dispute Resolution) in parallel.
ARTICLE 11
GENERAL PROVISIONS
11.1 Assignment; Subcontracting
Neither Party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that (a) a Party may assign or otherwise transfer its rights or obligations in whole or in part without such consent to an Affiliate of such Party, provided that no such assignment shall relieve any Party as the primary obligor hereunder and each Party shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance (including Article 6 (Confidentiality)); (b) OSTEOLOGIX may assign this Agreement and its

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rights and obligations hereunder in connection with a merger, consolidation, reorganization, or a sale of all or substantially all of its assets to which this Agreement relates; and (c) OSTEOLOGIX may assign this Agreement (in whole or in part) in connection with obtaining financing, monetizing or transferring the stream payments due OSTEOLOGIX under this Agreement, provided in the event of (a) or (c) above, the assignor and the assignee shall be jointly and severally liable towards the other Party for their performance under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null, void, and of no effect. Each Party may subcontract its rights or obligations under this Agreement without the prior written consent of the other Party.
11.2 Change of Control
[***]
In addition, such change of control of OSTEOLOGIX shall be treated as the expiration or termination of the Agreement for the purposes of Article 6.4 (Return of Confidential Information) above with respect to Confidential Information of SERVIER in OSTEOLOGIX’s possession.
Notwithstanding anything in this Agreement to the contrary, in the case of a change of control of OSTEOLOGIX (or assignment of this Agreement by OSTEOLOGIX as described in subsection (b) of Article 11.1(Assignment; Subcontracting)), such transaction shall not cause SERVIER or its Affiliates to have rights or access to intellectual property or technology of the acquirer or merger partner of OSTEOLOGIX (other than the OSTEOLOGIX Patent Rights and OSTEOLOGIX Know-How licensed to SERVIER hereunder as of the effective date of such transaction).

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11.3 Force Majeure
Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action (not specifically directed at such Party), war, fire, explosion, flood, external strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure shall promptly notify the other Party in writing setting forth the nature of such force majeure, shall use reasonable efforts to eliminate, remedy or overcome such force majeure event and shall resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure ceases. If any force majeure event continues for more than [***], the other Party may terminate this Agreement in part, on a country-by-country basis, or in whole, if all countries are affected, upon written notice to the affected Party.
11.4 Further Actions
Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
11.5 Governmental Approvals; Compliance With Law
The Parties shall make all filings with Government Authorities as shall be required by Applicable Laws in connection with this Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all Applicable Laws.
11.6 Notices
All notices required or permitted to be given under this Agreement, including, without limitation all invoices provided by OSTEOLOGIX to SERVIER, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

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If to OSTEOLOGIX, addressed to:	OSTEOLOGIX
Fax:
Attention:

If to SERVIER addressed to:	Institut de Recherche International SERVIER
6, place des Pléiades
92415 Courbevoie, France
[***]
[***]
[***]

With a copy (except for invoices) to:
Les Laboratoires SERVIER 22 rue Garnier
92200 Neuilly sur Seine, France
To the attention of the Legal Department
The date of receipt of any notice given under this Agreement, including, without limitation any invoice provided by OSTEOLOGIX to SERVIER, shall be deemed to be (a) the date given if delivered personally or by facsimile transmission receipt verified, (b) [***] days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, or (c) [***] days after the date sent if sent by express courier service.
11.7 Waiver
No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.
11.8 Disclaimer of Agency
The relationship between OSTEOLOGIX and SERVIER established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (a) give either Party the power to direct or control the day-to-day activities of the other, (b) constitute the Parties as the legal representative or agent of the other Party or as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever.

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11.9 Ambiguities
Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
11.10 Headings and Section References
The article and section headings and references contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said articles or sections, except that any conflict between an article or section reference number and any textual reference to the article or section title noted next to such reference, will resolved in favor of the textual reference.
11.11 Severability
If any provision of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (a) the remainder of such provision, or the application of such provision to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each provision shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto agree to renegotiate any such provision thereof in good faith in order to provide a reasonably acceptable alternative to the provision that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.
11.12 Maintenance of Records
Each Party will keep and maintain all records required by Applicable Laws with respect to Licensed Products and/or Combination Products and will make copies of such records available to the other Party upon request.
11.13 Entire Agreement
This Agreement, including all exhibits attached hereto, which are hereby incorporated herein by reference, sets forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior CDA. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

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11.14 Use of Names
Except as otherwise provided herein or as required by applicable law, regulation or court order, no right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark, trade name or logo of the other Party, including without limitation the names “SERVIER” and “OSTEOLOGIX”, without the prior written consent of the owning Party.
11.15 Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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In Witness Whereof, the Parties have executed this Agreement by their proper officers as of the Effective Date.

OSTEOLOGIX LIMITED	Les Laboratoires SERVIER
(“OSTEOLOGIX”)	(“SERVIER”)

By:	By:

[***]

Director	Proxy

By:

[***]

Proxy

Institut de Recherches
Internationales SERVIER

By :

[***]
[***]

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EXHIBIT A
OSTEOLOGIX PATENT RIGHTS
[***]

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EXHIBIT B
OSTEOLOGIX PATENT RIGHTS
[***]

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EXHIBIT C
[***]

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EXHIBIT D
Press Release

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EXHIBIT E
[***]

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